UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 20, 2015

BAZAARVOICE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35433	20-2908277
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 N. Capital of Texas Highway, Suite 300
Austin, Texas 78746-3211
(Address of principal executive offices, including zip code)

(512) 551-6000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On October 20, 2015, the Board of Directors (the “Board”) of Bazaarvoice, Inc. (the “Company”, “we” or “us”), appointed Steven H. Berkowitz as a member of the Board, effective immediately, and designated Mr. Berkowitz as a Class II director to stand for election at the Company’s 2016 annual meeting of stockholders. The Board appointed Mr. Berkowitz as a member of the Board’s Nominating and Governance Committee, effective upon his appointment to the Board.

Mr. Berkowitz served as the Chief Executive Officer of Move, Inc. (NASDAQ: MOVE) from January 2009 until it was acquired by News Corp in November 2014. He served on the Board of Move, Inc.from June 2008 until November 2014. Mr. Berkowitz served as senior vice president of the Online Services Group at Microsoft Corporation, from May 2006 to August 2008. Prior to joining Microsoft in May 2006, Mr. Berkowitz served as chief executive officer and a director of Ask Jeeves, an online search engine, from January 2004 until August 2005, when the business was sold to IAC/InterActiveCorp. After acquisition by IAC/InterActiveCorp., Ask Jeeves was renamed IAC Search and Media, and Mr. Berkowitz served as its chief executive officer until May 2006. Mr. Berkowitz was president of the Web Properties Division of Ask Jeeves from May 2001 until December 2003.

Mr. Berkowitz is covered by our outside director compensation policy as described in our Notice of 2015 Annual Meeting of Stockholders filed with the SEC on August 27, 2015, which description is incorporated into this Item 5.02 by reference. In accordance with the outside director compensation policy, Mr. Berkowitz is eligible to receive annual cash retainers for Board service, committee service and service as chairperson of a committee, an initial award of restricted stock upon joining the Board and an annual award paid in stock options or restricted stock at his election.

Mr. Berkowitz has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAZAARVOICE, INC.

By:	/s/ Kin Gill
Kin Gill Chief Legal Officer, General Counsel and Secretary
Date: October 20, 2015